INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (“Agreement”) is made and entered into effective as of May 29, 2012 by and between Arin Risk Advisors, LLC, a Delaware limited liability company (the “Advisor”), and the Starboard Investment Trust (the “Trust”), a Delaware statutory trust, on behalf of the Arin Large Cap Theta Fund (the “Fund”), a series of the Trust.

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940;

WHEREAS, the Trust has designated the Fund as a series of interests in the Trust;

WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, and engages in the business of asset management; and

WHEREAS, the Trust desires to retain the Advisor to furnish investment management services to the Fund and the Advisor is willing to furnish such services;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.
Appointment. The Trust appoints the Advisor as investment advisor to the Fund, a series of the Trust, for the period and on the terms set forth in this Agreement.  The Advisor accepts such appointment and agrees to furnish the services set forth herein, for the compensation indicated in Appendix A.

2.	Obligations of the Advisor. Subject to the supervision of the Trust’s Board of Trustees, the Advisor will provide a continuous investment program for the Fund.

(a)	Services. The Advisor agrees to perform the following services for the Fund and Trust:

(i)	Manage the investment and reinvestment of the assets of the Fund;

(ii)	Continuously review, supervise, and administer the investment program of the Fund;

(iii)	Determine, in its discretion, the securities to be purchased, retained, or sold (and implement those decisions) with respect to the Fund;

(iv)	Provide the Fund and Trust with records concerning the Advisor’s activities under this Agreement which the Fund and Trust are required to maintain;

(v)	Render regular reports to the Trust’s trustees and officers concerning the Advisor’s discharge of the foregoing responsibilities; and

(vi)	Perform such other services as agreed by the Advisor and the Trust from time to time.

The Advisor shall discharge the foregoing responsibilities subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations.  All services to be furnished by the Advisor under this Agreement may be furnished through the medium of any directors, officers, or employees of the Advisor or through such other parties as the Advisor may determine from time to time.

(b)
Expenses and Personnel.  The Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render its services and to provide the office space, furnishings, equipment, and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the services on the terms and for the compensation provided herein.  The Advisor shall authorize and permit any of its officers, directors, and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected.  Except to the extent expressly assumed by the Advisor herein and except to the extent required by law to be paid by the Advisor, the Trust shall pay all costs and expenses in connection with its operation.

(c)
Fund Transactions.  The Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund.  With respect to brokerage selection, the Advisor shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution, and other factors.  The Advisor may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Advisor with brokerage, research, analysis, advice, and similar services, and the Advisor may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Advisor determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Advisor to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term.  The Advisor will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

(d)
Books and Records.  All books and records prepared and maintained by the Advisor for the Fund and Trust under this Agreement shall be the property of the Fund and Trust and, upon request therefor, the Advisor shall surrender to the Fund and Trust such of the books and records so requested.

(e)
Compliance Procedures.  The Advisor will, in accordance with Rule 206(4)-7 of the Investment Advisers Act of 1940, adopt and implement written policies and procedures reasonably designed to prevent violations of the Investment Advisers Act of 1940 and will provide the Trust with copies of such written policies and procedures upon request.

3.
Compensation.  The Trust will pay, or cause to be paid to, the Advisor and the Advisor will accept as full compensation an investment advisory fee, based upon the average daily net assets of the Fund, computed at the end of each month and payable within five business days thereafter, according to the schedule attached hereto as Appendix A.

4.
Status of Advisor.  The services of the Advisor to the Fund and Trust are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services to the Fund and Trust are not impaired thereby; provided, however, that without providing written notice to the Trust’s Board of Trustees, the Advisor will not serve as investment advisor to any other registered investment company having a similar investment strategy to that of the Fund.  The Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Fund or Trust.  Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Advisor, who may also be a trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.
Limitation of Liability; Indemnification.  The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder.  The Advisor shall not be liable for any error of judgment or for any loss suffered by the Fund or Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Advisor in the performance of its duties or from reckless disregard by the Advisor of its obligations and duties under this Agreement.  It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the Investment Company Act of 1940 or the Securities Act of 1933, except for information supplied by the Advisor for inclusion therein.  The Trust agrees to indemnify the Advisor to the full extent permitted by the Trust’s Declaration of Trust.

Any liability of the Advisor to the Fund shall not automatically impart liability on the part of the Advisor to any other series of the Trust.  The Fund shall not be liable for the obligations of any other series of the Trust, nor shall any other series of the Trust be liable for the obligations of the Fund.  The limitations of liability provided under this section are not to be construed so as to provide for limitation of liability for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such limitation of liability would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this section to the maximum extent permitted by applicable law.

6.
Liability of Shareholders.  Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as shareholders of private corporations for profit.

7.	Representations and Warranties.

(a)
The Advisor represents and warrants to the Trust as follows: (i) the Advisor is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Advisor is registered as an investment advisor with the Securities and Exchange Commission under the Investment Advisers Act of 1940, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)
The Trust represents and warrants to the Advisor as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company with the Securities and Exchange Commission under the Investment Company Act of 1940; (iii) shares of the Fund are (or will be) registered for offer and sale to the public under the Securities Act of 1933; and (iv) such registrations will be kept in effect during the term of this Agreement.

8.
Notice of Change in Membership.  The Advisor is obligated to notify the Trust if there is a change in the members of the Advisor within a reasonable time after such change takes place; provided that no notice shall be necessary if the change in members involves less than 5% of the ownership interest in the Advisor as comprised on the effective date of this agreement (i.e., 95% of the ownership interest has remained unchanged since the effective date) and such change does not  result in the direct or indirect transfer or hypothecation of a controlling block of the ownership interest in the Advisor.

9.
Duration and Termination.  This Agreement shall remain in effect for an initial term of two years from the date hereof, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act of 1940) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided that:

(a)
The Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 calendar days’ written notice of a decision to terminate this Agreement by (i) the Trust’s trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b)	This Agreement shall immediately terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940 and the rules thereunder); and

(c)	The Advisor may, at any time and without the payment of any penalty, terminate this Agreement upon 60 calendar days’ written notice to the Fund and Trust.

(d)	The terms of paragraph 5 of this Agreement shall survive the termination of this Agreement.

10.
Amendment of Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the Investment Company Act of 1940).

11.	Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

12.
Structure of Agreement.  The Trust is entering into this Agreement solely on behalf of the Fund.  Without limiting the generality of the foregoing: (i) no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (ii) under no circumstances shall the Advisor have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (iii) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Fund.

13.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

14.
Use of Names.  The Trust acknowledges that all rights to the names “Arin Funds” and “Arin Large Cap Theta Fund” belong to the Advisor, and the Trust is being granted a limited license to use such words in its name, the name of its series and the name of its classes of shares.

15.
Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

STARBOARD INVESTMENT TRUST

By:        /s/ James H. Speed, Jr.

Name: James H. Speed, Jr.

Title:  Chairman

ARIN RISK ADVISORS, LLC

By:             /s/ Lawrence H. Lempert

Name:        Lawrence H. Lempert

Title:          Managing Member

APPENDIX A

COMPENSATION SCHEDULE

For the services delineated in this Agreement, the Advisor shall receive an investment advisory fee equal to the annualized rate of 0.40% of the average daily net assets of the Fund.  The fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and Statement of Additional Information.

Amendment to Investment Advisory Agreement

July 11, 2012

This amendment to the Investment Advisory Agreement between the Starboard Investment Trust, a Delaware statutory trust (“Trust”), and Arin Risk Advisors, LLC, a Delaware limited liability company (“Advisor”), is made and entered into as of the date first written above on behalf of the Arin Large Cap Theta Fund.

WHEREAS, the parties entered into the Investment Advisory Agreement on May 29, 2012 pursuant to which the Trust retained the Advisor to furnish investment management services to the Fund in the manner and on the terms set forth in the agreement; and

WHEREAS, the parties wish to amend the provisions of the Fund Investment Advisory Agreement regarding notice of change in membership; and

WHEREAS, Section 10 of the Investment Advisory Agreement allows for its amendment by a written instrument.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this amendment and intending to be legally bound, the parties agree as follows:

1.	Notice of Change in Membership. Section 8 of the Investment Advisory Agreement is replaced in its entirety with the following:

The Advisor shall notify the Trust of any proposed change in the ownership of the equity securities of the Advisor at least 30 days in advance of any such proposed change; provided, however, that any such notification shall not be required in connection with the issuance or reallocation of any equity securities of the Advisor pursuant to an employee compensation program, unless such change would be deemed to result in an assignment of this Agreement for purposes of Section 15 of the Investment Company Act of 1940.

2.	Other. Except as expressly modified or amended above, all other terms and provisions of the Investment Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this amendment to the Investment Advisory Agreement to be executed by a duly authorized officer on one or more counterparts (including facsimile counterparts) as of the date first written above.

Starboard Investment Trust	Arin Risk Advisors, LLC

By: /s/ James H. Speed, Jr.	By: /s/ Joseph J. DeSipio

Name: James H. Speed, Jr.	Name: Joseph J. DeSipio

Title: Chairman	Title: Managing Member